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                                                                    Exhibit 10.1

                                                                  EXECUTION COPY
                                                                        CEO FORM

                              EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into as of the Effective Date (as defined below) by and between Anixter Inc., a Delaware corporation having its principal place of business in Glenview, Illinois ("Company"), and Robert W. Grubbs, Jr., a resident of the state of Illinois ("Executive"). Anixter International Inc, a Delaware corporation ("Parent"), is also a party to this Agreement, but solely for purposes of guaranteeing the undertakings made by Company with respect to certain benefit plans, programs or arrangements of Parent and for purposes of Sections 4(a) and 4(b) below.

                                    RECITALS

     A. Executive currently is employed by Company as its Chief Executive Officer and holds the same office with respect to Parent.

     B. Company and Executive now desire to enter into this Agreement which shall, from and after the Effective Date, govern the terms and conditions of Executive's continued employment by Company.

     NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereby agree as follows:

                                    AGREEMENT

     1. Definitions. When used in this Agreement and initially capitalized, the following terms shall have the meanings set forth below:

          (a) "Accrued Base Salary" means any unpaid Base Salary of Executive earned through the Termination Date.

          (b) "Accrued Bonus Amount" means any formally awarded but unpaid Annual Incentive Bonus with respect to a Fiscal Year.

          (c) "Accrued Vacation Amount" means all compensation payable to Executive following his Termination for accrued but unused vacation days determined in accordance with Company's vacation policy.

          (d) "Affiliate" means with respect to any Person any entity controlled by, under the control of, under common control with such Person within the meaning of the Securities Exchange Act of 1934.

          (e) "Agreement" means this Agreement as in effect from time to time.

          (f) "Annual Incentive Bonus" means with respect to a Fiscal Year the award, if any, granted to Executive by the Committee under the terms of the Anixter International, Inc. Management Incentive Plan, as approved by the shareholders of Parent on May 20, 2004, or any

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other short term incentive compensation plan subsequently established by Parent or Company for the benefit of executive level employees of Company.

          (g) "Base Salary" means the annual salary amount as in effect from time to time with respect to Executive under Section 5(a).

          (h) "Benefits" means any benefits which are vested and accrued prior to or on the Termination Date and to which Executive is otherwise entitled under the terms of any employee benefit plan, program, or arrangement sponsored by Company or any Affiliate of Company, including Parent.

          (i) "Board" means the Board of Directors of Parent.

          (j) "Business" means the distribution of data, voice, video, security network communication, specialty wire and cable products, "C" class inventory components, and such additional products as Company may distribute in the future and the provision of inventory management services with respect to such products or components.

          (k) "Cause" means a termination of Executive's employment by formal action of the Board, following the procedure set forth in Section 6(h) below, for any of the following reasons:

               (i) embezzlement, dishonesty, fraud or any illegal or unethical act or omission in connection with the performance of Executive's duties under this Agreement or as an employee of Company that materially injures or reasonably could materially injure Company or any Affiliate or that the Board, in its sole discretion, determines is unbecoming of or detrimental to the position held by Executive or which does or reasonably could materially impair Executive's ability to satisfactorily perform his duties hereunder;

               (ii) conviction of (or plea of nolo contendere to) any (A) felony or (B) other crime involving moral turpitude or any other conviction (or plea of nolo contendere) that reasonably could materially impair Executive's ability to satisfactorily perform his duties hereunder;

               (iii) any material and willful breach by Executive of the terms of this Agreement or any other willful act or omission that materially injures or has the potential to materially injure Company or any Affiliate or materially impairs or has the potential to materially impair Executive's satisfactory performance of his duties hereunder, which, if curable, remains uncured following ten (10) days written notice to Executive describing such breach.

               (iv) Improper, willful and material disclosure or use of Company's or any Affiliate's Proprietary Information or other willful material breach of Executive's fiduciary obligation to Company or any Affiliate of Company; or

               (v) Executive's willful failure or refusal to follow the lawful and good faith directions of the Board, which, if curable, remains uncured following ten (10) days' written notice to Executive describing such failure or refusal.


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     For purposes of this definition, no act or failure to act on the part of
Executive shall be considered "willful" unless done, or omitted to be done, by him in bad faith or without a reasonable belief that his action or omission are in the best interests of Company or its Affiliates. Any act or omission, based upon directions given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Company or Parent shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of Company or its Affiliates.

          (l) "Change in Control" means (i) the approval by the shareholders of Company or Parent of a plan of complete liquidation or dissolution of Company or Parent, (ii) the consummation of a sale of all or substantially all of the assets of Company or Parent; (iii) the consummation of any transaction as a result of which any person (within the meaning of such term under the Securities Exchange Act of 1934), other than the Zell Group, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Company or Parent representing more than fifty percent (50%) of the total voting power of all voting securities of Company or Parent then issued and outstanding; (iv) the consummation of a merger, consolidation, reorganization, or business combination, other than a merger, consolidation, reorganization or business combination which would result in the voting securities of Company or Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of Company or Parent or the surviving entity immediately after such merger, consolidation, reorganization of business combination; or (v) individuals who, as of the date of this Agreement, constitute the Board ("Incumbent Board") or their Successors cease for any reason to constitute at least a majority of the Board. For purposes of this definition an individual shall be considered a Successor to a member of the Incumbent Board if such individual's election or nomination for election by the stockholders of Parent was approved by a majority of the Incumbent Board and such approval was not given in response to an actual or threatened contest regarding the election or removal of directors.

          (m) "Code" means the Internal Revenue Code of 1986, as amended.

          (n) "Committee" means the Compensation Committee of the Board as duly constituted from time to time.

          (o) "Company" has the meaning given to such term in the introductory paragraph of this Agreement.

          (p) "Competitive Business" means any business activity (other than the Business) in which Company or any Affiliate is actively engaged at the time Executive's employment terminates.

          (q) "Creation" has the meaning given to such term in Section 10 hereof.

          (r) "Disability" means a determination by the Board acting in good faith that (i) Executive is unable to perform the essential functions of his job with or without reasonable


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accommodation as a result of a physical or mental condition and (ii) such condition can reasonably be expected to continue for an indefinite period.

          (s) "Equity Award" means any award granted to Executive under the Anixter International Inc. 2001 Stock Incentive Plan or any prior or successor stock incentive plan of Parent or Company.

          (t) "Executive" has the meaning given to such term in the introductory paragraph of this Agreement.

          (u) "Effective Date" means January 1, 2006.

          (v) "Fiscal Year" means the fiscal year of Parent.

          (w) "Good Reason" means any of the following conditions (not consented to in advance by Executive in writing or ratified subsequently by Executive in writing), but only if such condition remain(s) in effect thirty (30) days after written notice to the Board from Executive of his intention to terminate his Employment for Good Reason which specifically identifies such condition:

               (i) Any material breach by Company of this Agreement with respect to its obligation to pay compensation, or provide benefits, to Executive;

               (ii) Any material, adverse change in Executive's title or authority as measured against Executive's title or authority immediately prior to such change;

               (iii) Assigning Executive duties which are inconsistent with the duties of the Chief Executive Officer of Company as historically defined or requiring Executive to report other than to the Board or its Chair; or

               (iv) Any relocation of Company's principal business office to a location that is more than 100 miles from Company's current principal business office during the Protected Period following a Change in Control.

          (x) "Parent" has the meaning given to such term in the introductory paragraph of this Agreement.

          (y) "Person" means any individual or any trust, corporation, partnership, limited liability company, limited liability partnership, or other entity.

          (z) "Pro Rata Bonus" means the Annual Incentive Bonus, if any, awarded to Executive consistent with the compensation practices established by the Committee with respect to other former executive level employees of Company with respect to the Fiscal Year in which Executive's employment terminates based on
(i) the Company's actual financial performance against such financial performance targets as may have been set by the Committee for such Fiscal Year and (ii) the portion of such Fiscal Year during which Executive was employed.


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          (aa) "Proprietary Information" has the meaning given to such term in
Section 10.

          (bb) "Protected Period" means the period commencing 60 days before the Effective Date of a Change in Control and ending on the second anniversary of such Change in Control.

          (cc) "Separation Amount" means the sum of (i) twenty-four (24) months Base Salary, at the rate in effect on the Termination Date, and (ii) the Termination Bonus Amount.

          (dd) "Target Bonus Amount" has the meaning given to such term in
Section 5.

          (ee) "Termination" means a termination of Executive's employment with Company and all its Affiliates for any reason, provided that such termination of employment would be considered a termination of employment for purposes of
Section 409A of the Code.

          (ff) "Termination Bonus Amount" means the sum of the actual Annual Incentive Bonuses awarded and paid to Executive with respect to the two Fiscal Years immediately preceding the Fiscal Year in which the Termination Date occurs.

          (gg) "Termination Date" means the date as of which a Termination occurs with respect to Executive.

          (hh) "Zell Group" means Samuel Zell and his Affiliates.

     2. Employment. From and after the Effective Date, Company hereby agrees to employ Executive for the Term of this Agreement as specified below and Executive hereby agrees to accept such ongoing employment for such Term on the terms and subject to the conditions of this Agreement.

     3. Term. The Term of this Agreement shall commence on the Effective Date and continue until this Agreement is terminated in accordance with Section 6 below.

     4. Title, Position and Duties.

     (a) Executive shall be employed as the Chief Executive Officer of Company and shall also serve as the Chief Executive Officer of Parent. Executive shall report directly to the Chairman of the Board and have such duties and responsibilities as are traditionally associated with such position at the Company and such additional duties and responsibilities as may from time to time be assigned to Executive by the Board, provided such duties and responsibilities are consistent with the office of Chief Executive Officer of Company as historically constituted. Such duties and responsibilities may include providing services to or on behalf of Parent or any Affiliate of Parent.

     (b) Executive shall diligently and to the best of his abilities assume, perform, and discharge all duties and responsibilities inherent is his position or otherwise assigned to Executive from time to time and shall fully and completely comply with any and all written rules, procedures or policies of Company or Parent as from time to time in effect. Executive


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shall devote all of his business time and efforts to Company and its Affiliates and shall not, without prior written consent from the Board, accept other employment or perform or render any services for compensation, or have a direct or indirect ownership interest in any other business, other than in the form of publicly traded securities constituting less than one percent (1%) of the vote or value of the outstanding securities of such public entity. The foregoing notwithstanding, Executive shall be allowed to engage in passive personal investment activity and charitable, educational, religious and similar types of non-compensated activities and speaking engagements, provided that such activity or service does not interfere with Executive's performance of his duties and responsibilities hereunder. The time involved in such activities, provided it is not significant, shall not be treated as vacation time.

     (c) Executive shall perform his duties and responsibilities at Company's principal business office. Executive acknowledges that his duties and responsibilities may require significant travel.

     (d) Executive hereby represents and warrants that there is no legal restriction on his ability to accept employment with Company or to perform his duties and responsibilities hereunder and that Executive is not subject to any contractual covenant that could restrict his activities on behalf of Company in any way.

     (e) During the term of his service as Chief Executive Officer of Company and Parent, Executive shall be nominated by the Board for election as a director of Parent and shall serve, without additional compensation, as a member of the Board, subject to his being so elected by the stockholders of Parent.

     5. Compensation and Benefits. Executive shall be compensated by Company for his services as follows:

          (a) Base Salary. Executive shall be paid a Base Salary at an annual rate of Eight Hundred Five Thousand Dollars ($805,000.00) payable in equal installments in accordance with Company's normal payroll practice. At least annually, the Committee shall review Executive's Base Salary with a view to making such adjustment to such Base Salary as the Committee shall deem reasonable and appropriate, in its sole discretion, in light of Executive's performance and the financial performance of Company and Parent, provided that no such adjustment shall be made to reduce the Base Salary below Eight Hundred Five Thousand Dollars ($805,000.00) annually without Executive's written consent, unless such reduction is made in conjunction with and consistent with an overall reduction in base compensation paid to the senior executives of Company as a group.

          (b) Annual Bonus Compensation. Executive currently is eligible to participate in Parent's Management Incentive Plan. Executive shall continue to be eligible to participate in the Management Incentive Plan or such other short term incentive plan as Company or Parent may adopt from time to time for the benefit of its senior executives and to earn Annual Incentive Bonuses under such plan as may from time to time be in effect based on the financial performance of Company and Executive's personal performance against annual targets, goals or other criteria as may be set by the Committee from time to time. Executive's Target Bonus Amount under the Management Incentive Plan shall be Seven Hundred Seventy-Five Thousand


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Dollars ($775,000.00). The Committee shall have the right to adjust such Target
Bonus Amount from time to time consistent with similar adjustments made to the bonus opportunities of other senior executives, but shall not reduce the amount of such Target Bonus Amount under the Management Incentive Plan without Executive's written consent, unless such reduction is made in conjunction with and consistent with an overall reduction in target bonuses for the senior executives of Company as a group. The amount of Executive's Target Bonus Amount under any successor plan, program or arrangement shall be set by the Compensation Committee in its sole discretion, provided that Executive's total Base Salary and target bonus opportunity under such successor plan shall be reasonably equivalent to his total Base Salary and Target Bonus Amount under the Management Incentive Plan immediately prior thereto. The Committee shall with respect to each Fiscal Year advise Executive of the criteria to be utilized by the Committee in determining the amount of any actual bonus award under the Management Incentive Plan or any successor plan. The amount of any Annual Incentive Bonus, if any, shall be determined by the Committee in its sole discretion taking into consideration the financial performance of Company and the achievement of the identified bonus criteria, including any of Executive's personal performance criteria. Any Annual Incentive Bonus awarded to Executive shall be paid to Executive at the same time as Annual Incentive Bonuses are paid to other senior executives of Company.

          (c) Equity Based Compensation. Executive shall be eligible to receive awards under the Anixter International Inc. 2001 Stock Incentive Plan, as amended, or any successor equity based compensation plan for senior executives as may be adopted by Parent or Company from time to time. The timing, number of options, shares or equity units involved, and terms and conditions of all such awards shall be determined by the Committee in its sole discretion and shall be subject to the terms of the plan under which such award is made. As a condition to receiving such grants, Executive agrees not to make an election under Section 83(b) of the Code with respect to any such grant.

          (d) Benefits. Executive shall be eligible, on at least the same basis as other similarly situated members of senior management of Company, to participate in and to receive benefits under any of Company's employee benefit plans, programs or arrangements, in accordance with the terms of such plans, programs or arrangements as in effect from time to time. Company agrees to take all reasonable and necessary steps amend the Anixter Inc. Supplemental Executive Retirement Plan such that (i) in the event Executive's employment is terminated under Section 6(d) below, Executive would be entitled to a pro rata vested benefit under such plan based on the months of Executive's employment from and after August 2004 through and including August 2009 and (ii) in the event Executive's employment is terminated under Section 6(d) below during the Protected Period, Executive would be entitled to a full vested benefit under the Supplemental Executive Retirement Plan.

          (e) Expense Reimbursement. Executive shall be entitled to reimbursement from Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general reimbursement policy of Company as in effect from time to time. Executive shall report all such reimbursable expenditures to Company not less frequently than monthly accompanied by adequate records and other documentary evidence as required by Company's reimbursement policy, and federal or state tax statutes or regulations governing the substantiation of such


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expenditures. Executive's right to reimbursement in accordance with Company's policies as in effect from time to time shall survive termination of this Agreement.

          (f) Vacation. Executive shall be entitled to paid vacation time in accordance with Company's vacation policy as in effect from time to time.

          (g) Withholding. Company shall have the right to deduct and withhold from any taxable compensation paid to or for the benefit of Executive hereunder, whether paid in cash or in property, any federal, state or local income, employment or other taxes required by law to be withheld by Company with respect to such payment or any other taxable payment or transfer made by Company for the benefit of Executive.

          (h) Right of Offset/ Right of Recoupment. Company shall have the right to offset any and all amounts due and owing from Executive to Company or any Affiliate against any obligation of Company to pay compensation to Executive. To the extent required by law, Company shall have a right of recoupment from Executive to the extent compensation, in any form, is awarded or is paid to Executive based on the reported financial results of Company or its Affiliates and such financial results are subsequently required to be restated by Company's independent auditors. No payment or benefits provided Executive hereunder shall be reduced by any amount Executive may earn or receive from employment with another employer or any other source.

     6. Termination of Employment.

          (a) Termination by Executive Other than for Good Reason. Executive may terminate his employment during the Term upon ninety (90) days prior written notice to Company for other than Good Reason (as defined below). In such event, this Agreement shall terminate as of the Termination Date and the obligations of Company hereunder shall be deemed fully satisfied, except that Executive shall be entitled to and shall be subject to the following as applicable:

               (i) Payment of any Accrued Base Salary, Accrued Vacation Amount, or Accrued Bonus Amount;

               (ii) Benefits in accordance with the terms of the applicable employee benefit plans; provided, that, Executive's participation in such plans shall terminate as of the Termination Date, except as otherwise required by law; and

               (iii) Executive's rights with respect to any Equity Awards shall be determined under the terms of the plan under which such Equity Awards were granted and the terms of any grant agreement covering such grant, provided that in the event Executive fails to provide the required ninety (90) days advance written notice of his Termination, Executive's rights with respect to any unvested Equity Awards shall immediately terminate and be forfeited.

          (b) Death or Disability. Executive's employment shall automatically terminate upon his death and such employment shall terminate at Company's election in the event of his Disability, unless otherwise prohibited by law. In such event, this Agreement shall terminate as of the Termination Date and the obligations of Company hereunder shall be deemed fully


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satisfied and discharged, except that Executive or his legal representatives, as applicable, will be entitled to and subject to the following:

               (i) Payment of any Accrued Base Salary, Accrued Vacation Amount, Accrued Bonus Amount or Pro Rata Bonus;

               (ii) Benefits in accordance with the terms of the applicable employee benefit plans; provided, that, Executive's participation in all such plans shall terminate as of the date his employment terminates, except as otherwise required by law;

               (iii) Executive's rights with respect to any Equity Awards shall be determined under the terms of the plan under which such Equity Awards were granted and the terms of any grant agreement covering such grant.

               (iv) If the Termination is due to Disability, the payments specified in paragraph (d)(iii) below, provided that Executive's right to such payments shall be contingent upon Executive's execution of a release of all claims against Company in the form of Exhibit A hereto and further provided that Company's payment obligation shall be reduced and offset by any and all payments to or on behalf of Executive under any disability insurance coverage paid for by Company.

          (c) Termination for Cause. Company may terminate Executive's employment for Cause at any time by following the procedure set forth in paragraph (h) below. In such event, this Agreement shall terminate as of the Termination Date and the obligations of Company hereunder shall be deemed fully satisfied and discharged, except that Executive be entitled to and shall be subject to the following as applicable:

               (i) Payment of any Accrued Base Salary, Accrued Vacation Amount, or Accrued Bonus Amount;

               (ii) Benefits in accordance with the terms of the applicable employee benefit plans; provided, that, Executive's participation in all such plans shall terminate as of the date Executive's employment terminates, except as otherwise required by law;

               (iii) Executive's rights with respect to any Equity Awards shall be determined under the terms of the plan under which such Equity Awards were granted and the terms of any grant agreement covering such grant, except that Executive's rights with respect to any unvested Equity Awards shall immediately terminate and be forfeited.

          (d) Termination By Company Other Than for Cause or By Executive for Good Reason. Company may terminate Executive's employment without Cause at any time without prior notice and Executive may terminate his employment for Good Reason upon thirty (30) days prior written notice to Company as set forth herein, subject to the Company's right to cure within such thirty (30) day period. Subject to paragraph (e) below, in the event of such a Termination this Agreement shall terminate as of the Termination Date and the obligations of Company hereunder shall be deemed fully satisfied and discharged, except that,contingent upon Executive's execution of a release of all claims against Company in the form of Exhibit A hereto,


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Executive or his legal representatives, as applicable, will be entitled to and subject to the following:

               (i) Payment of any Accrued Base Salary, Accrued Vacation Amount, Accrued Bonus Amount or Pro Rata Bonus;

               (ii) Benefits in accordance with the terms of the applicable employee benefit plans; provided, that, Executive's participation in all such plans shall terminate as of the date Executive's employment terminates, except as otherwise required by law or expressly otherwise provided herein;

               (iii) Payment of an amount equal to the Separation Amount, payable as follows: (i) on the first day of the seventh calendar month following the month in which the Termination Date occurs, Executive shall be paid twenty-five percent (25%) of the Separation Amount and on the first day of the month for the next eighteen (18) months, Executive shall be paid 4.166667 percent of the Separation Amount; provided, however, that in the event the payments made under this paragraph are not subject to Section 409A(a)(2)(A)(i) of the Code on the Termination Date, then the Separation Amount shall be paid in twenty-four (24) equal installments commencing on the first day of the month coincident with or next following the Termination Date.

               (iv) Executive shall be entitled to continue participation for himself and his eligible dependants under Company's group health plan on the same terms as applicable to active employees for a period equal to the lesser of
(i) twenty-four (24) months or (ii) the period from the Termination Date through the date Executive or such dependents, as the case may be, first become eligible for coverage under any group health plan of another employer;

               (v) Executive shall be eligible to elect COBRA continuation coverage as of the second anniversary of the Termination Date, assuming that Executive or his dependents were not otherwise eligible for coverage under any group health plan of another employer prior to such date; and

               (vi) Executive's rights with respect to any Equity Awards shall be determined under the terms of the plan under which such Equity Awards were granted and the terms of any grant agreement covering such grants, provided that any Equity Award which would have vested during the one hundred eighty days following the Termination Date shall be deemed vested on the Termination Date.

          (e) Termination Related to Change in Control. In the event that Company elects to terminate the employment of Executive other than for Cause or Executive elects to terminate such employment for Good Reason and the Termination Date is within the Protected Period any and all Equity Awards which are not vested on the Termination Date shall be deemed to have vested on the Termination Date.

          (f) Conditional Post-Termination Rights. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HIS RIGHT TO RECEIVE PAYMENTS OR ANY OTHER CONSIDERATION FOLLOWING A TERMINATION OF HIS EMPLOYMENT IS EXPRESSLY CONDITIONED ON EXECUTIVE EXECUTING AND DELIVERING TO COMPANY THE FORM OF RELEASE ATTACHED HERETO AS EXHIBIT A HERETO.


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          (g) Limitation On Payment Obligation. The foregoing notwithstanding, except as otherwise expressly provided below, in no event shall Company be obligated to make payments to Executive following his Termination that would constitute "excess parachute payments" within the meaning of Section 280G of the Code. The foregoing notwithstanding, in the event Company believes that any payment due Executive would be constitute an "excess parachute payment" and Executive will be subject to the excise tax imposed by Section 4999 of the Code, Company and Executive agree that (i) if the aggregate of all "parachute payments" (as such term is defined in Section 280G of the Code) does not exceed 333% of the "base amount" (as such term in defined in Section 280G of the Code), then the parachute payments shall be reduced to 299.99% of such base amount, or
(ii) if the aggregate of all parachute payments exceeds 333% of the base amount, then Company shall pay to Executive the sum of (A) 299.99% of the base amount and (B) One Hundred Thousand Dollars ($100,000.00).

          (h) For Cause Termination Procedure. The Board shall only terminate Executive for Cause under paragraph (c) above after providing Executive with (i) at least ten days prior to the proposed termination date, written notice setting forth in detail the basis for the proposed termination, (ii) the opportunity to appear before the Board, with counsel, and provide rebuttal to such proposed termination, and (iii) written notice following such appearance confirming such termination and certifying that the decision to terminate Executive for Cause was approved by at least seventy-five percent of the members of the Board, excluding Executive. Unless otherwise directed by the Board, from and after the date of the notice under (i) above of the proposed termination, Executive shall be relieved of his duties and responsibilities and shall be considered to be on a paid leave of absence pending any final action by the Board confirming such proposed termination.

     7. Confidentiality. Executive acknowledges that by virtue of his employment with Company, he has and will in the future be exposed to or has had or may have access to confidential information of Company or its Affiliates regarding its or their businesses (whether or not developed by Executive), including, but not limited to, algorithms, source code, system designs, data formats, analytical processes, methodologies, business practices, financial information or projections, customer lists or records, customer information, employee records, shareholder records, mark-ups, project materials, marketing techniques, supplier information, accounting methodologies, Creations or other information that gives, or may give, Company or its Affiliates an advantage in the marketplace against its competitors (all of the foregoing are hereinafter referred to collectively as the "Proprietary Information" except for information that was in the public domain when acquired or developed by Company, or that subsequently enters the public domain other than as a result of a breach of this or any other agreement or covenant). Executive further acknowledges that it would be possible for Executive, upon termination of his employment with Company, to use the Proprietary Information to benefit other individuals or entities, and that to the extent Executive engages in the Business or Competitive Activities for himself or others following the termination of his employment it is highly likely that such activity would inevitably require his use or disclosure of Proprietary Information. Executive acknowledges that Company has expended considerable time and resources in the development of the Proprietary Information and that the Proprietary Information has been disclosed to or learned by Executive solely in connection with Executive's employment with Company. Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of Company, and, therefore, Executive agrees that during the term of his employment


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and after the termination thereof, for whatever reason, anywhere in the world,
Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, governmental entity or body, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of Company or pursuant to a validly issued and enforceable court or administrative order. In the event that any court, administrative hearing officer or other judicial or governmental representative shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify Company of the same and cooperate with Company to obtain appropriate protective orders in respect thereof. Executive further agrees to execute such further agreements or understandings regarding his agreement not to misuse or disclose Proprietary Information or Creations as Company may reasonably request.

     8. Non-Solicitation/Non-Competition. Executive covenants and agrees that, while employed by Company, and for a period of 24 months following the termination of his employment for any reason, including during the Protected Period, he shall not:

          (a) without the written consent of the Board, directly or indirectly engage or assist any person engaging in the Business or any Competitive Activity (as defined below), individually, or as an officer, director, employee, agent, consultant, owner, partner, lender, manager, member, principal, or in any other capacity, or render any services to any entity which is engaged in the Business or Competitive Business; provided, however, that the ownership by Executive of not more than one percent (1%) of any class of equity security of any entity engaged in the Business or any Competitive Business shall not be deemed a breach of this Section provided such securities are listed on a national securities exchange or quotation system or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Upon the written request of Executive, the Board will advise Executive whether or not a specific activity which Executive in contemplating would violate the foregoing restriction, provided that (I) such request is made prior to Executive engaging in such activity and (II) Executive provides the Board with such information as the Board determines is necessary to make such determination. The current and continuing effectiveness of any such determination shall be conditioned on all such information provided by Executive being complete and accurate in all material respects; or

          (b) in any manner, directly or indirectly attempt to divert, take away, solicit, or assist others in soliciting any current or prospective customer, supplier, independent contractor or service provider of Company or any Affiliate or otherwise interfere with the relationship between Company or any Affiliate and any current or prospective customer, service provider, supplier, independent contractor, or shareholder; or

          (c) directly or indirectly solicit for employment other than on behalf of Company, seek to induce or influence any person to leave employment with Company, offer employment to, or employ any person who was an employee of Company within 6 months of such solicitation or offer; or

          (d) make any comment (whether or not true) to any Person that could be interpreted, whether or not in fact so interpreted, as critical or disparaging of Company or any of its Affiliates or that otherwise could be reasonably expected to be detrimental to Company or any of its Affiliates or their employees or operations, provided that the foregoing limitation shall not apply to truthful testimony as a witness in any administrative or other legal proceeding, compliance with any obligations imposed under applicable law, or assertion of a defense against any claim of breach of this Agreement by Company, or to his statements or disclosures to officers or directors of Company or Parent, and shall not require Executive to make false statements or disclosures.

     9. Return of Materials. Executive shall, at any time upon the request of Company, and in any event upon his Termination for any reason, immediately return and surrender to Company all originals and all copies, regardless of medium, of all algorithms, source code, system designs, data formats, forms, records, notes, memoranda, price lists, supplier lists, brochures, project materials, sales materials, manuals, letterhead, business cards and other property belonging to Company, its Affiliates, or any of its clients, as the case may be, created or obtained by Executive as a result of or in the course of or in connection with Executive's employment regardless of whether such items constitute Proprietary Information. Executive acknowledges that all such materials are, and will remain, the exclusive property of Company.

     10. Creations and Other Matters.

          (a) Executive agrees that all materials, inventions, discoveries, improvements or the like that Executive, individually or with others, may originate, develop or reduce to practice while employed with Company relating to the business or products of Company, Company's actual or demonstrably anticipated research or development or any work performed by Executive for Company (individually, a "Creation" and collectively, the "Creations") shall, as between Company and Executive, belong to and be the sole property of Company. Executive hereby waives any and all "moral rights," including, but not limited to, any right to identification of authorship, right of approval on modifications or limitation on subsequent modification, that Executive may have in respect of any Creation. Executive further agrees, without further consideration, to promptly disclose each such Creation to Company and to such other individuals as Company may direct. Executive further agrees to execute and to join others in executing such applications, assignments and other documents as may be necessary or convenient to vest in Company or any client of Company, as appropriate, full title to each such Creation and as may be reasonably necessary or convenient to obtain United States and foreign patents or copyrights thereon to the extent Company or any client of Company, as appropriate, may choose. Executive further agrees to testify in any legal or administrative proceeding relative to any such Creation whenever requested to do so by Company, provided that Company agrees to reimburse Executive for any reasonable expenses incurred in providing such testimony.

          (b) The foregoing covenant shall not apply to any Creation for which no equipment, supplies, facilities, or trade secret information of Company was used and which was developed entirely on Executive's own time, unless (i) the Creation relates to (A) the business of Company or (B) any actual or reasonably anticipated research or development of Company or (ii) the Creation results from any work performed by Executive for Company.

     11. Post-Termination Cooperation. Executive agrees that following his Termination for any reason he will be available on a reasonable basis consistent with and subject to Executive's other responsibilities to assist Company and its Affiliates, and will upon request assist Company and its Affiliates, (i) as necessary, for a period of twelve (12) months in order to insure the orderly transition of his duties and responsibilities and (ii) for a period of sixty (60) months in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened involving Company or any Affiliate. Such assistance shall include, but not by way of limitation, attending meetings with and truthfully and completely answering questions posed by representatives of Company. Company shall reimburse Executive for his reasonable and necessary expenses incurred at the request of Company upon submission of appropriate supporting documents. In addition, if Company is not then currently obligated to make severance payments to Executive under the terms of this Agreement, Company shall compensate executive for such time at a rate of $2,000.00 per day for providing such assistance.

     12. Remedies. Executive acknowledges that in the event that his employment with Company terminates for any reason, he will be able to earn a livelihood without violating the foregoing restrictions and that his ability to earn a livelihood without violating such restrictions is a material condition to his employment with Company. Executive acknowledges that compliance with the covenants set forth in Sections 7 through 11 hereof is necessary to protect the business, goodwill and Proprietary Information of Company and its clients and that a breach of these restrictions will irreparably and continually damage Company or its clients for which money damages may not be adequate. Consequently, Executive agrees that, in the event that he breaches or threatens to breach any of these covenants, Company shall be entitled to a temporary, preliminary or permanent injunction in order to prevent the continuation of such harm without any obligation to post a bond. In addition, without limiting Company's remedies for any breach of any restriction on Executive set forth in Sections 7 through 11 hereof, except as required by law, the obligation of Company to pay any amounts payable to Executive under Section 6 of this Agreement is contingent upon Executive's acting in accordance with the covenants of Sections 7 through 11 and in the event of any breach of such obligations, Company's obligation to make further payments shall terminate and Company shall be entitled to recoup from Executive all payments previously made to Executive under Section 6. Nothing in this agreement, however, shall be construed to prohibit Company from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative. The parties expressly agree that Company may, in its sole discretion, choose to enforce the covenants in Sections 7 through 11 hereof in part or to enforce any of said covenants to a lesser extent than that set forth herein.

     13. Survival. Notwithstanding any other provision of this Agreement, Executive's obligations in Sections 7 through 11 (to the extent provided therein) and Company's obligations to make payments under Section 6 shall survive the termination of this Agreement.

     14. Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

     15. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association ("AAA") in Chicago, Illinois in accordance with the AAA's National Rules for the Resolution of Employment Disputes, provided, however, that this arbitration provision shall not apply to, and Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by Executive of his obligations under Sections 7 through 11 hereof in any court having appropriate jurisdiction. Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any arbitration arising out of this Agreement.

     16. Interpretation. Executive and Company agree that this Agreement shall be interpreted in accordance with and governed by the internal laws of the State of Illinois.

     17. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

     18. Notice. Any notice provided for in this Agreement shall be in writing and shall be deemed given on the date it is delivered in person or sent via overnight delivery service to the other party and addressed,

     In the case of Company, to:
                                        Anixter Inc.
                                        2301 Patriot Boulevard
                                        Glenview, IL 60025
                                        Attn: General Counsel

     And in the case of Executive, to
                                        Robert W. Grubbs, Jr.
                                        4641 Lake Point Circle
                                        Long Grove, IL 60047

     Or such other addresses as either party may designate by giving written notice of a change of address in the manner provided above. Notices given by personal delivery shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with the courier. If notice is given to a business address, receipt by a receptionist or any other person employed at such business address shall be deemed to constitute actual delivery to the addressee.

     19. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby. Each term and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law and any invalid, illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

     20. Entire Agreement - Prior Agreements. This Agreement constitutes the entire agreement between Executive and Company regarding the terms and conditions of his employment. This Agreement supersedes all prior negotiations, representations or agreements between Executive and Company, whether written or oral, concerning Executive's employment by Company, including, but not by way of limitation, that certain, Employment Agreement, dated July 22, 1999, by and between Company and Executive and all amendments thereto. The foregoing notwithstanding, except as otherwise expressly provided herein, entering into this Agreement shall not effect the rights and obligations of Company and Executive with respect to any Equity Awards or any prior equity incentive compensation plan of Company or Parent or the rights and obligations of Company and Executive under the Anixter Inc. Supplemental Executive Retirement Plan, effective as of August 4, 2004. In entering into this agreement, Executive has consulted with independent legal counsel and has not relied upon any representation not set forth herein.

     21. Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and Company.

     22. Insurance and Indemnification. For the period from the date hereof through at least the tenth anniversary of Executive's termination, or the maximum period allowed under the applicable insurance policy, if shorter, Company agrees (i) to name Executive as an insured party on all directors and officers liability insurance maintained by Company or Parent for the benefit of its officers or directors and provide coverage on at least the same basis as other covered persons and (ii) to provide Executive with at least the same indemnification rights as it provides to its other officers.

     23. Non-Disparagement. Company, on behalf of itself and all of its Affiliates agrees that during the term of this Agreement and for a period of twenty-four months after the Termination Date, they shall not formally make any comment (whether or not true) to any Person that could be interpreted, whether or not in fact so interpreted, as critical or disparaging of Executive or that otherwise could be reasonably expected to be detrimental to Executive, provided that the foregoing limitation shall not apply to truthful testimony as a witness in any administrative or legal proceeding, statements or disclosures made in compliance with other obligations imposed under applicable law, or assertion of a defense against any claim of breach of this Agreement by Executive, and shall not require Company or any Affiliate to make false statements or disclosures.

     24. Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

                                        ANIXTER INC.


Date:                                   By:
      -------------------------------       ------------------------------------
                                        Its:
                                             -----------------------------------
Date:                                        ROBERT W. GRUBBS, JR.
      -------------------------------


                                        ANIXTER INTERNATIONAL INC.


Date:                                   By:
      -------------------------------       ------------------------------------
                                        Its:
                                             -----------------------------------

                                        But only for the limited purposes
                                        expressly noted in the introductory
                                        paragraph hereof

                                                                       EXHIBIT A

                                 FORM OF RELEASE

          Date: ________________________

     In consideration of the agreement of Anixter Inc. ("Company") to enter into that certain Employment Agreement, dated as January 1, 2006, with the undersigned and the promises and covenants of Company made there under, the undersigned, on behalf of himself and his respective heirs, representatives, executors, family members, and assigns hereby fully and forever releases and discharges Company and its past, present and future shareholders, directors, officers, employees, agents, attorneys, investors, administrators, affiliates, divisions, subsidiaries, predecessors, successors and assigns from and against, and agrees not to sue or otherwise institute or cause to be instituted any legal, alternative dispute resolution or administrative proceeding concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred through the date his employment terminates, including without limitation:

          A. Any and all claims relating to or arising from his employment by Company and the termination of such employment;

          B. Any and all claims under his Employment Agreement;

          C. Any and all claims for wrongful discharge, termination in violation of good policy, discrimination, breach of contract, both expressed or implied, covenants of good faith or fair dealing, both expressed or implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practice, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, or conversion;

          D. Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, and all amendments to each such Act as well as the regulations issued there under;

          E. Any and all claims based on the violation of the federal or any state constitution;

          F. Any and all claims for attorneys' fees and costs.

     The foregoing release shall not apply with respect to Company's payment obligations under Sections 5 and 6 of the Employment Agreement or the undersigned's rights under any "employee benefit plans" as that term is defined in the Employee Retirement Income Security

Act of 1974, as amended.

     THE UNDERSIGNED ACKNOWLEDGES THAT (I) HE HAS BEEN ADVISED BY COMPANY TO CONSULT A LAWYER OF HIS OWN CHOICE PRIOR TO EXECUTING THIS RELEASE AND HAS DONE SO OR VOLUNTARILY DECLINED TO SEEK SUCH COUNSEL, (II) HE HAS READ THIS RELEASE AND UNDERSTANDS THE TERMS AND CONDITIONS HEREOF AND THE BINDING NATURE HEREOF,
(III) HE HAS HAD AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THE TERMS OF THIS RELEASE AND EXECUTED THIS RELEASE VOLUNTARILY AND WITHOUT DURESS OR UNDUE INFLUENCE ON THE PART OF COMPANY, (IV) HE HAS SEVEN (7) DAYS TO REVOKE HIS EXECUTION OF THIS RELEASE AND THAT SUCH EXECUTION SHALL NOT BE EFFECTIVE UNTIL SEVEN (7) DAYS FOLLOWING DELIVERY TO COMPANY, AND (V) HE UNDERSTANDS THAT HIS RIGHT TO RECEIVE PAYMENTS UNDER SECTION 6 OF THE EMPLOYMENT AGREEMENT IS SUBJECT TO AND CONDITIONED ON THE UNDERSIGNED'S FULL AND COMPLETE COMPLIANCE WITH THE COVENANTS FOLLOWING HIS TERMINATION AND SUBJECT TO FULL RECOUPMENT BY COMPANY IN THE EVENT OF A VIOLATION OF ANY COVENANT.

     Initially capitalized terms used in this release and defined in the Agreement shall have the meanings given to such terms under the Agreement.

                                        -------------------------------------
                                        Printed Name


                                        -------------------------------------
                                        Signature

                                        Date:
                                              ----------------------------------

---------------------------------
Notary

My Commission expires _______________.